As filed with the Securities and Exchange Commission on July 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

South Carolina	57-0799315
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

520 Gervais Street

Columbia, South Carolina 29201

(Address of Principal Executive Offices) (Zip Code)

First Financial Holdings, Inc. Sharing Thrift Plan

(Full title of the plan)

Robert R. Hill, Jr.

Chief Executive Officer

First Financial Holdings, Inc.

520 Gervais Street

Columbia, South Carolina 29201

(800) 277-2175

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil E. Grayson

John M. Jennings

Nelson Mullins Riley & Scarborough LLP

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 250-2235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $2.50 per share, under the First Financial Holdings, Inc. Sharing Thrift Plan	10,000	$54.63	$546,300	$74.52

(1)                                 In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares registered under this Registration Statement includes an indeterminable number of shares of common stock issuable under the First Financial Holdings, Inc. Sharing Thrift Plan, as adjusted to include any additional shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement further covers an indeterminate amount of interests to be offered or sold pursuant to the plan.

(2)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $54.63, based on the average of the high sales price ($55.04) and the low sales price ($54.22) for the registrant’s common stock as reported by the NASDAQ Stock Market on July 22, 2013.

EXPLANATORY NOTE

Pursuant an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2013, by and between SCBT Financial Corporation (“SCBT”) and First Financial Holdings, Inc. (“First Financial”), on July 26, 2013, First Financial merged with and into SCBT with SCBT continuing as the surviving corporation (the “Merger”).  Upon the closing of the Merger, effective July 26, 2013, the name of SCBT was changed to “First Financial Holdings, Inc.”  SCBT, under the new name of “First Financial Holdings, Inc.”, is referred to herein as the “Company.”

The Company is filing this registration statement on Form S-8 (this “Registration Statement”) to register 10,000 shares of the Company’s common stock for issuance under the First Financial Holdings, Inc. Sharing Thrift Plan (the “Plan”).  The Plan was assumed by the Company on July 26, 2013, upon the closing of the acquisition of First Financial pursuant to the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*                                         The documents containing the information specified in this Part I will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement under Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Keith Rainwater at the Company’s office at 520 Gervais Street, Columbia, South Carolina 29201, telephone number (800) 277-2175.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this Registration Statement:

(a)         The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 4, 2013;

(b)         The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 9, 2013;

(c)          The Company’s Current Reports on Form 8-K filed with the SEC on January 22, 2013, February 20, 2013, February 22, 2013, February 27, 2013, April 25, 2013, May 14, 2013, July 9, 2013, July 16, 2013, July 19, 2013, July 25, 2013, and July 29, 2013; and

(d)         The description of the Company’s common stock set forth in its registration statement on Form S-4 (File No. 333-188089) filed with the SEC on April 23, 2013, as amended.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors and officers to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the SCBCA; or (4) for any transaction from which the director derived an improper personal benefit. The Company’s articles of incorporation contain such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by South Carolina law.

Section 33-8-510 of the SCBCA permits a South Carolina corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against liability incurred in the proceeding if he or she: (1) conducted himself in good faith, (2) reasonably believed that his conduct was in the corporation’s best interest or, if he was not acting in his official capacity, that such conduct was not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The SCBCA provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The SCBCA also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the SCBCA provides that unless limited by the articles of incorporation of a South Carolina corporation, a director or officer who is wholly successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 33-8-520 also provides that a South Carolina corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under this Section.

The Company’s bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. The Company’s bylaws further provide that the Company may, to the extent authorized from time to time by the Company’s board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the Company consistent with the other provisions of the Company’s bylaws concerning the indemnification of the Company’s directors. The Company’s bylaws provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

The foregoing is only a general summary of certain aspects of South Carolina law and the Company’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the SCBCA referenced above and the articles of incorporation and bylaws of the Company.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The exhibits required to be filed as part of this Registration Statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 9.         Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, as of July 29, 2013.

FIRST FINANCIAL HOLDINGS, INC.

By:	/s/ Robert R. Hill, Jr.
Name:	Robert R. Hill, Jr.
Title:	Chief Executive Officer

FIRST FINANCIAL HOLDINGS, INC. SHARING THRIFT PLAN

By:	/s/ Susan A. Bagwell
Name: Susan A. Bagwell
Title: Director of Human Resources

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John C. Pollok and Renee R. Brooks and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on July 29, 2013:

Signature	Title

/s/ Robert R. Hill, Jr.	Chief Executive Officer and Director
Robert R. Hill, Jr.	(Principal Executive Officer)

/s/ John C. Pollok	Senior Executive Vice President, Chief Financial Officer, Chief
John C. Pollok	Operating Officer and Director
(Principal Financial Officer)

/s/ Keith S. Rainwater	Senior Vice President and Director of External Reporting
Keith S. Rainwater	(Principal Accounting Officer)

/s/ Robert R. Horger	Chairman of the Board of Directors
Robert R. Horger

/s/ Jimmy E. Addison	Director
Jimmy E. Addison

/s/ Luther J. Battiste, III	Director
Luther J. Battiste, III

/s/ Robert H. Demere, Jr.	Director
Robert H. Demere, Jr.

/s/ M. Oswald Fogle	Director
M. Oswald Fogle

/s/ Herbert G. Gray	Director
Herbert G. Gray

/s/ Cynthia A. Hartley	Director
Cynthia A. Hartley

/s/ Ralph W. Norman, Jr.	Director
Ralph W. Norman, Jr.

/s/ James W. Roquemore	Director
James W. Roquemore

/s/ Thomas E. Suggs	Director
Thomas E. Suggs

/s/ Kevin P. Walker	Director
Kevin P. Walker

/s/ John W. Williamson, III	Director
John W. Williamson, III

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed December 31, 2008, and incorporated herein by reference)

4.2	Articles of Amendment to Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on January 16, 2009, and incorporated herein by reference)

4.3

Articles of Amendment to the Articles of Incorporation of the Company changing the name of the Company from “SCBT Financial Corporation” to “First Financial Holdings, Inc.” (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 29, 2013, and incorporated herein by reference)

4.4

Articles of Amendment to the Articles of Incorporation of the Company containing the terms of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on July 19, 2013, and incorporated herein by reference)

4.5	Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed on July 29, 2013, and incorporated herein by reference)

4.6	Form of Stock Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K, filed on March 15, 2007, and incorporated herein by reference)

4.7	First Financial Holdings, Inc. Sharing Thrift Plan

5.1	Opinion of the Internal Revenue Service Qualifying the Prototype Plan under Section 401 of the Internal Revenue Code

23.1	Consent of Dixon Hughes Goodman LLP

24.1	Power of Attorney (included on the signature page hereto)